Exhibit 99.1

For immediate release

CORPORATE CONTACT:	MEDIA CONTACT:
Steven Markhoff	Kim Wiemuth
Vice President Strategic Planning,	Corporate Communications
General Counsel & Corporate Secretary	Kitty Hawk, Inc.
Kitty Hawk, Inc.	888-431-3137
972-456-2328	kwiemuth@kha.com
smarkhoff@kha.com

KITTY HAWK, INC. ADOPTS STOCKHOLDER RIGHTS PLAN

DALLAS, TEXAS, January 21, 2004 — Kitty Hawk, Inc. [OTCBB: KTHK.OB] (the “Company”) today announced that its Board of Directors has adopted a Stockholder Rights Plan (the “Plan”).

The Plan creates a dividend of one right for each outstanding share of the Company’s common stock. The rights will be represented by, and will trade with, the Company’s common stock. Currently, there are no separate certificates or market for the rights.

The rights do not separate from the common stock unless one or both of the following conditions are met: (1) a public announcement that a person has acquired 15% or more of the Company’s common stock or (2) a tender or exchange offer is made which, if completed, would result in the bidder beneficially owning 15% or more of the Company’s common stock. The Plan provides limited exemptive relief to certain of the Company’s existing significant stockholders and their subsequent transferees.

Should either of the aforementioned conditions be met and the rights become exercisable, each right will entitle the holder thereof to buy 1/1,000th of a share of the Company’s Series A Preferred Stock at an exercise price of $10.00. Each share of the Series A Preferred Stock will essentially be the economic equivalent of one share of common stock.

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Under certain circumstances the rights entitle the holders to buy the Company’s stock at a 50% discount. In the event that (1) the Company is the surviving corporation in a merger or other business combination with an entity that owns 15% or more of the Company’s outstanding stock; (2) any person shall acquire beneficial ownership of 15% of the Company’s outstanding stock; or (3) there is any type of recapitalization of the Company that results in an increase by more than 1% the proportionate share of equity securities of the Company owned by a person who owns 15% or more of the Company’s outstanding stock, each right holder will have the option to buy for the purchase price common stock of the Company having a value equal to two times the purchase price of the right.

Under certain circumstances the rights entitle the holders to buy shares of the acquiror’s common stock at a 50% discount. In the event that, at any time after a person has acquired 15% or more of the Company’s common stock, (1) the Company enters into a merger or other business combination transaction in which the Company is not the surviving corporation; (2) the Company is the surviving corporation in a transaction in which all or part of the common stock is exchanged for cash, property or securities of any other person; or (3) more than 50% of the assets, cash flow or earning power of the Company is sold, each right holder will have the option to buy for the purchase price stock of the acquiring company having a value equal to two times the purchase price of the right.

The rights may be redeemed by the Company for $0.001 per right at any time until the first public announcement of the acquisition of beneficial ownership of 15% of the Company’s common stock.

The distribution of the rights will be made to stockholders of record as of February 2, 2004. Stockholders of record will receive a separate mailing describing the Plan and a copy of the Plan containing all the provisions of the new rights will be filed with the Securities and Exchange Commission on or about January 26, 2004. The Company’s Plan is similar to those adopted by many other companies.

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While the Plan is not being adopted in response to any specific threat to acquire control of the Company, the rights distributed under the Plan are intended to enable all stockholders to realize the long-term value of their investment in the Company by protecting them in the event of an unfair or coercive takeover attempt. While the rights may not prevent a takeover, they should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting the takeover.

As a recognized leader in air cargo customer service, Kitty Hawk is the premier provider of mission-critical, scheduled overnight transportation service to approximately 60 cities across North America including, Alaska, Hawaii and Toronto, Ontario, Canada. With more than 30 years experience in the aviation and air freight industry, Kitty Hawk plays a key role in the global supply chain and serves the logistics needs of more than 1500 freight forwarders, integrated carriers and major airlines with its fleet of B727 freighter aircraft, ground truck-network as well as its 239,000 square-foot cargo warehouse and sort facility at its Fort Wayne, Indiana hub.

This release contains forward-looking statements relating to future business expectations. Business plans may change as circumstances warrant. Actual results may differ materially as a result of factors over which the company has no control. Such factors include, but are not limited to: world wide business and economic conditions; changes in our business strategy or development plans; product demand and the rate of growth in the air cargo industry; the financial costs and operating limitations imposed by the unionization of our workforce; the impact of competitors and competitive aircraft; the cost and availability of aircraft or replacement parts; the ability to attract and retain new and existing customers; the cost and availability of jet fuel; increased foreign political instability and acts of war or terrorism; normalized aircraft operating costs and reliability; and changes in government regulation and policies. The Company undertakes no obligation to update or revise any forward-looking statements contained in this release for events or circumstances after the date on which such forward-looking statements are made. New factors emerge from time to time, and it is not possible for the Company to predict all such factors.

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